                                                                Exhibit No. 7(b)




                     FIRST AMENDMENT TO CUSTODIAN AGREEMENT

        THIS FIRST AMENDMENT TO CUSTODIAN AGREEMENT (the "Amendment") is effective as of July 1, 2002 by and among HOMESTEAD FUNDS, INC. ("Company"), a Maryland corporation, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

                                   WITNESSETH:

        WHEREAS, Company and State Street are parties to that certain Custodian Agreement dated as of September 1, 2000 (the "Agreement); and

        WHEREAS, Company and State Street desire to amend and supplement the Agreement upon the following terms and conditions;

        NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and State Street hereby agree that the Agreement is amended and supplemented as follows:

1.      The following provision is hereby added to the Agreement:

        "Confidential Information" shall include but not be limited to (a) all information disclosed by either Company or State Street to the other party. Each party agrees: (a) to hold the other's Confidential Information in strict confidence in accordance with the terms of this Agreement, (b) not to divulge any such Confidential Information or any information derived there from to any third person except as permitted hereby, and (c) not to make any use whatsoever at any time of such Confidential Information except in connection with the purposes of this Agreement. Confidential Information shall not include: (a) information that is generally available to the public, through no fault of the recipient, or any affiliated party, and without breach of this Agreement, (b) information that was already in the possession of the recipient, without restriction, prior to any disclosure hereunder, (c) information that is or has been lawfully disclosed to the recipient by a third party without obligation of confidentiality upon the recipient, or
        (d) information that is developed independently by employees of the recipient who have not had access to the Confidential Information disclosed hereunder. Nothing herein shall prevent disclosure of Confidential Information by either party as required by law or regulatory authorities.

        2. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY                   HOMESTEAD FUNDS, INC.

By:     /s/David Paldino                              By:     /s/Peter R. Morris
     ---------------------------------------              ----------------------------------------

Name:   David Paldino                                 Name:   Peter R. Morris
       -------------------------------------                 -------------------------------------

Title:         Vice President                         Title:         VP, Chief Investment Officer
       -------------------------------------                 -------------------------------------